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                                                                  Exhibit 99(b)



                          Seneca Resources Corporation
                     Announces Third Quarter Record Production


(July 25, 2001) Buffalo, New York: Seneca Resources Corporation ("Seneca"), the exploration and production subsidiary of National Fuel Gas Company ("National Fuel") (NYSE: NFG), today announced record results for its quarter which ended June 30, 2001, which is the third quarter of fiscal year 2001.

     Third quarter total revenue was $105.8 million and net income was $19.9 million for a contribution of $0.50 per basic share to National Fuel's third quarter earnings. Compared to the third quarter of fiscal 2000, total revenues increased by $52.4 million, or 98%, and net income increased by $13.9 million, or 230%. Increased production and higher commodity prices for natural gas contributed significantly to the earnings increase. Average oil prices (before hedging) decreased 6.2% to $24.43 per barrel (BBL) while average natural gas prices (before hedging) rose 60% to $5.63 per thousand cubic feet (MCF) compared to the prior year's third quarter.

     Production for the quarter increased 19% from last year's third quarter to a record 21.9 billion cubic feet equivalent (BCFE). Production increases over the third quarter of last year were recorded from Seneca's operations in Canada, while production from its properties in California and the Gulf remained nearly flat. Seneca maintained a limited steaming operation in California in the Midway-Sunset Field and anticipates that with the current downward trend in natural gas prices, full steaming operation will resume by October 1, 2001.*

     In the Gulf of Mexico, Eugene Island 271, Seneca's #1 Well was drilled to a total depth of 10,304 feet and encountered 72 feet of net pay sand. Seneca owns a 100% working interest in this well and it is expected to be on production by mid-November 2001.*

     Hedging expense for the quarter was $11.4 million, a decrease of $10.2 million from the third quarter of fiscal 2000. Pre-tax hedging income of $3.9 million was recorded for the quarter, which represents Seneca's mark-to-market exposure for the total value of no cost collars and puts. Beginning July 1, 2001, the quarterly mark-to-market adjustments for the time value of the no-cost collars and the quarterly mark-to-market adjustments for the purchased puts, which meet effectiveness criteria, will be recorded in the Comprehensive Income Statement until settled.


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SENECA RESOURCES THIRD QUARTER EARNINGS FY 01
JULY 25, 2001
PAGE 2.


     Seneca's exploration and development drilling programs posted solid results this quarter. A total of 46 gross wells were drilled this quarter, 35 in the U.S. and 11 in Canada, with a 98% success rate. For the first nine months of fiscal 2001, Seneca drilled a total of 168 wells with a 91% success rate. Additionally, the Minerals Management Service has awarded Seneca seven blocks from the Federal Lease Sale 178 held on March 28, 2001.

     Seneca's Canadian subsidiary, National Fuel Exploration Corp. ("NFE"), drilled a total of 11 wells in the quarter with a 100% success rate. It is expected that the acquisition in June 2001 of Player Petroleum Corporation ("Player") will increase the number of wells drilled in Canada this year.* During the first nine months of Fiscal 2001, NFE drilled a total of 57 wells and expects to drill an additional 37 wells in the fourth quarter of 2001, 15 of which are related to the Player acquisition.*

     Seneca's production for the fourth quarter of fiscal 2001 is forecast to show a significant increase over last year's fourth quarter.* The closing of the previously announced Player acquisition in Canada, the ramping up of steaming operations in California, and improving production from our East and Gulf divisions should enable Seneca to reach a production total for Fiscal 2001 of 88 BCFE.*

     The outlook for fiscal 2002 is for continued growth in production, which will represent Seneca's seventh straight year of production increases.* The forecast for fiscal 2002 is to produce about 100 BCFE with oil representing 51% of this production.* Production for 2002 has already been hedged, with 63% of the expected gas production hedged at an average price of $3.86 per MCF and 72% of the expected oil production hedged at an average price of $22.75 per BBL. A detailed hedging summary can be found at the end of this press release and on Seneca's Web site at www.srcx.com. Seneca's anticipated capital budget for Fiscal 2002 is $162 million and includes plans to drill approximately 275 new wells with activity focused in California, Canada and Pennsylvania.* A total of 264 wells of these 275 new wells will be drilled in these regions.*

     In addition to continued growth, the outlook for 2002 includes cost savings which are expected to positively impact earnings.* Seneca's expenses per thousand cubic feet equivalent (MCFE) for fiscal 2002 are expected to be reduced.* The benefits of the Player acquisition and lower production

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SENECA RESOURCES THIRD QUARTER EARNINGS FY 01
JULY 25, 2001
PAGE 3.

taxes will improve projected earnings at current prices.* Seneca will continue to emphasize cost reductions for General and Administrative expense; Lease Operating Expense should gradually decrease as natural gas prices drop; and Depreciation, Depletion and Amortization is expected to be $1.02 per MCFE which compares to $1.10 per MCFE for the third quarter of Fiscal 2001.

     Seneca Resources Corporation is the exploration and production subsidiary of National Fuel Gas Company. National Fuel Gas Company is an integrated energy company with $3.6 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas, explores for and produces natural gas and oil in the lower 48 States, the Gulf of Mexico and, through its subsidiary National Fuel Exploration Corp., in Canada. Additional information about National Fuel and Seneca Resources is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188; information about Seneca Resources is also available directly at http://www.srcx.com.


*Certain statements contained herein, including those which are designated with an "*", are "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The expectations, beliefs and projections contained herein are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that such expectations, beliefs or projections will result or be achieved or accomplished. In addition to other factors, the following are important factors that could cause actual results to differ materially from those discussed in the forward-looking statements: changes in economic conditions or weather conditions; changes in the availability or price of natural gas and oil; significant changes in competitive conditions affecting the company; governmental/regulatory actions, initiatives and proceedings, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or changes in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate existing and any subsequently acquired business or properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; significant changes from expectations in the company's actual production levels for natural gas or oil; changes in the availability or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of these financial instruments; inability of the various counterparties to meet their obligations with respect to the company's financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the company's relationship with its employees and contractors and the potential adverse effects if labor disputes or grievances were to occur; or changes in accounting principles or the application of such principles to the company. The company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:    Julie Coppola Cox (716) 857-7079

Analyst Contact:  Margaret Suto (716) 857-6987

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SENECA RESOURCES THIRD QUARTER EARNINGS FY 01
JULY 25, 2001
PAGE 4.


                                          3RD QUARTER RESULTS              YEAR TO DATE RESULTS
                                          -------------------              --------------------
                                        2001     2000    INCREASE/     2001        2000    INCREASE/
                                                        (DECREASE)                        (DECREASE)
Financial Results
(IN MILLIONS OF DOLLARS)
  Revenue                              $105.8    $53.4      98%       $305.5       $153.8      99%
  Operating Expenses                    $61.1    $34.4      78%       $170.3        $94.5      80%
  EBITDA                                $68.6    $36.0      91%       $202.1       $107.4      88%
  Operating Income (before
     income taxes)                      $44.6    $19.0     134%       $135.3        $59.3     128%
  Net Income                            $19.9     $6.0     230%        $59.5        $21.9     171%

Operating Performance Statistics

  Production (BCFE)                      21.9     18.3      19%         62.6         51.1      22%

Operating Performance

  General & Administrative
  Expense/MCFe                           $0.25    $0.20     25%         $0.26        $0.17     53%
  Lease Operating
   Expense/MCFe                          $0.77    $0.52     48%         $0.74        $0.51     45%
  Depreciation, Depletion
     & Amortization/MCFe                 $1.10    $0.92     20%         $1.07        $0.94     14%

Commodity Prices (Before Hedging)

Avg.  Oil Price/barrel                  $24.43   $26.06     (6%)       $25.72       $24.30      6%
Avg.  Gas Price/MCF                      $5.63    $3.52     60%         $6.54        $2.94    122%

Commodity Prices (After Hedging)

Avg.  Oil Price/barrel                  $21.15   $23.52    (10%)       $21.63       $20.22      7%
Avg.  Gas Price/MCF                      $4.75    $2.57     85%         $4.60        $2.65     74%





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SENECA RESOURCES THIRD QUARTER EARNINGS FY 01
JULY 25, 2001
PAGE 5.







Hedging Summary for Fiscal 2001 (remaining three months)

SWAPs               Volume            Average Hedge Price
-----               ------            -------------------
Oil                 0.95 MMBBL        $20.99/BBL
Gas                 6.9 BCF           $3.56/MCF

No-cost Collars     Volume            Floor Price    Ceiling Price
---------------     ------            -----------    -------------
Oil                 0.51 MMBBL        $22.26         $29.22
Gas                 1.4 BCF           $3.98          $5.57

Hedging Summary for Fiscal 2002

SWAPs               Volume            Average Hedge Price
-----               ------            -------------------
Oil                 4.8 MMBBL         $22.98/BBL
Gas                 26.4 BCF          $3.82/MCF

PUTS                Volume            Average Hedge Price
----                ------            -------------------
Oil                    -                   -
Gas                 2.5 BCF           $4.12/MCF

No-cost Collars     Volume            Floor Price    Ceiling Price
---------------     ------            -----------    -------------
Oil                 1.3 MMBBL         $21.91         $28.26
Gas                 2.8 BCF           $4.11          $5.61








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